Exhibit 99.1

Delta and LATAM Airlines to form the leading airline partnership throughout the Americas

•	Partnership brings together the leading airlines in North America and Latin America, connecting the Americas to the world as never before

•	Together, Delta and LATAM will hold the leading position in five of the top six Latin American markets from the U.S.

•	Together, the partners will serve 435 destinations worldwide and carry more passengers between North America and Latin America than any other partnership

•	Customers will benefit from significantly expanded travel choices across the Americas and an industry leading customer experience

ATLANTA and SANTIAGO, CHILE, Sept. 26, 2019 — Delta (NYSE: DAL) and LATAM Airlines Group S.A. (NYSE: LTM; IPSA: LTM) (“LATAM”) today announced that they have entered into a strategic partnership that for the first time combines the strengths of the leading airlines in North and Latin America.

“This transformative partnership with LATAM will bring together our leading global brands, enabling us to provide the very best service and reliability for travelers to, from and throughout the Americas,” said Ed Bastian, Delta’s chief executive officer. “Our people, customers, owners and communities will all benefit from this exciting platform for future growth.”

“This alliance with Delta strengthens our company and enhances our leadership in Latin America by providing the best connectivity through our highly complementary route networks,” said Enrique Cueto Plaza, chief executive officer of LATAM. “We look forward to working alongside one of the world’s best airlines to enhance the travel experience for our passengers.”

The strategic partnership will unlock new growth opportunities, building upon Delta’s and LATAM’s global footprint and joint ventures worldwide, including Delta’s existing partnership with Aeroméxico. With their complementary networks, Delta, LATAM and their partners will be able to offer access to a greatly expanded array of worldwide destinations. Together, the partnership will provide greater customer convenience, a more seamless travel experience and better connect customers with the rest of the world.

Additional details of the partnership include:

•	Delta will invest $1.9 billion for a 20 percent stake in LATAM through a public tender offer at $16 per share, to be funded principally with newly issued debt and available cash.

•	Delta will also invest $350 million to support the establishment of the strategic partnership.

•	Delta will acquire four A350 aircraft from LATAM and has agreed to assume LATAM’s commitment to purchase 10 additional A350 aircraft to be delivered beginning in 2020 through 2025, supporting Delta’s ongoing fleet transformation.

•	Delta will be represented on LATAM’s Board of Directors, further strengthening the relationship.

•	The tender offer and the strategic partnership are subject to customary closing conditions and all required governmental and regulatory approvals, including anti-trust immunity.

Delta expects that the transaction will be accretive to EPS over the next two years. In addition, the transaction will not impact the company’s existing financial commitments to shareholders, including free cash flow and shareholder returns. Delta also expects to remain within targeted leverage ratios.

For LATAM, the transaction will improve free cash flow generation, reduce forecasted debt by over $2 billion by 2025 and improve LATAM’s capital structure, enhancing its ability to execute its long-term strategy.

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Delta Conference Call

Delta will hold a live conference call and webcast to discuss the agreement on Friday, September 27, 2019 at 8:30 a.m. ET. A live webcast of this event will be available at ir.delta.com. An online replay will be available at the same site shortly after the webcast is complete.

LATAM Conference Call

LATAM will hold a live conference call and webcast to discuss the agreement on Friday, September 27, 2019 at 10:00 a.m. ET. A live webcast of this event will be available at www.latamairlinesgroup.net/investor-overview. An online replay will be available at the same site shortly after the webcast is complete. A replay of this call will be available until 12:00 (ET) on October 4, 2019.

Additional Information

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any of the common shares (the “Shares”) of LATAM Airlines Group S.A. (“LATAM”) and American Depository Receipts representing the Shares or any other securities. If required by applicable law and solely upon the satisfaction of the conditions precedent to the tender offer outlined herein, Delta intends to file with the U.S. Securities and Exchange Commission a Tender Offer Statement and related materials on Schedule TO, and to the extent required, LATAM would file a Solicitation Recommendation on Schedule 14D-9. Holders of the Shares and American Depository Receipts representing the Shares are encouraged to read carefully such documents if and when they become available, and as they may be amended from time to time, before any decision is made with respect to the potential offer, because they will contain important information. If and when filed, such documents will be available free of charge at the website of the U.S. Securities and Exchange Commission – www.sec.gov. In addition, if and when filed, Delta will provide copies of such documents free of charge to holders of the Shares and American Depository Receipts representing the Shares.

About Delta

Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in products, services, innovation, reliability and customer experience. Powered by its 80,000 people around the world, Delta continues to invest billions in its people, delivering a world-class travel experience and generating industry-leading shareholder returns. With its constant drive to invest, innovate and expand, Delta today is the world’s No. 1 airline by total revenues.

Delta serves nearly 200 million people every year, taking customers across its industry-leading global network to more than 300 destinations in over 50 countries.

-	Headquartered in Atlanta, Delta offers more than 5,000 daily departures and as many as 15,000 affiliated departures including the premier SkyTeam alliance, of which Delta is a founding member.

-	Through its innovative alliances with Aeroméxico, Air France-KLM, Alitalia, China Eastern, Korean Air, Virgin Atlantic, Virgin Australia and WestJet, Delta is bringing more choice and competition to customers worldwide.

-	Delta operates significant hubs and key markets at airports in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis/St. Paul, New York-JFK and LaGuardia, Paris- Charles de Gaulle, Salt Lake City, São Paulo, Seattle, Seoul-Incheon and Tokyo.

-	Delta has been recognized as a Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the eighth time in nine years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented eight consecutive years and named one of Fast Company’s Most Innovative Companies Worldwide for two consecutive years.

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-	As an employer, Delta has been regularly awarded top honors from organizations like Glassdoor and recognized as a top workplace for women and members of the military. Delta CEO Ed Bastian was named among the “World’s Greatest Leaders” by Fortune magazine in 2018.

-	Delta believes that its social responsibility lies at the intersection of its core values and core competencies, making a difference where Delta people live, work and fly by giving time, talents and one percent of the company's annual profits.

-	Diversity and Inclusion is core to Delta's culture and Delta believes it should be reflected in its people, the companies with which it does business, the way it treats customers and the manner in which it serves the world.

-	More about Delta can be found on the Delta News Hub as well as delta.com, via @DeltaNewsHub on Twitter and Facebook.com/delta.

About LATAM Airlines Group S.A

LATAM Airlines Group is Latin America’s leading airline group with one of the largest route networks in the world, offering services to 143 destinations in 25 countries, including six domestic markets in Latin America – Argentina, Brazil, Chile, Colombia, Ecuador and Peru – in addition to international operations in Latin America, Europe, the United States, the Caribbean, Oceania, Africa and Asia.

The airline group employs over 41,000 people worldwide, operating approximately 1,300 flights per day and transporting 71 million passengers per year.

LATAM Airlines Group has 322 aircraft in its fleet, which features the latest and most modern models including the Boeing 787, Airbus A350, A321 and A320neo.

LATAM Airlines Group is the only airline group in the Americas and one of three worldwide to be part of the Dow Jones Sustainability ‘World’ Index. In 2019, it was recognized by the index for sustainable practices, based on economic, social and environmental criteria, for the sixth consecutive year.

LATAM Airlines Group shares are traded on the Santiago Stock Exchange and the New York Stock Exchange in the form of ADRs.

For any commercial or brand related query, visit www.latam.com. Further financial information is available via http://www.latamairlinesgroup.net.

Delta Forward Looking Statements

Statements in this press release with respect to Delta that are not historical facts, including statements regarding estimates, expectations, beliefs, intentions, projections or strategies for the future, may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the availability of aircraft fuel; the impact of fuel hedging activity including rebalancing Delta’s hedge portfolio, recording mark-to-market adjustments or posting collateral in connection with fuel hedge contracts; the performance of significant investments in airlines in other parts of the world; the possible effects of accidents involving Delta’s aircraft; breaches or security lapses in Delta’s information technology systems; disruptions in Delta’s information technology infrastructure; dependence on technology in operations; the restrictions that financial covenants in financing agreements could have on financial and business operations; labor issues; the effects of weather, natural disasters and seasonality on business; the effects of an extended disruption in services provided by third parties; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; ability to retain senior management and key employees; damage to reputation and brand if Delta is exposed to significant adverse publicity through social media; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which Delta operates; the effects of extensive government regulation on business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union; and the effects of the rapid spread of contagious illnesses.

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Additional information concerning risks and uncertainties that could cause differences between Delta’s actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including Delta’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent its views only as of September 26, 2019, and which Delta has no current intention to update.

LATAM Forward Looking Statements

This press release contains forward-looking statements. Such statements may include words such as “may” “will,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “believe” or other similar expressions. Forward-looking statements are statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on LATAM’s current plans, estimates and projections and, therefore, you should not place undue reliance on them. Forward-looking statements involve inherent known and unknown risks, uncertainties and other factors, many of which are outside of LATAM’s control and difficult to predict. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. These factors and uncertainties include in particular risks associated with uncertainties as to the timing of the implementation of the strategic partnership; the possibility that various conditions to the consummation of the strategic partnership may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; the effects of disruption from the strategic partnership on the respective businesses of Delta and LATAM and those additional risks described in the documents we have filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them, whether in light of new information, future events or otherwise.

Contacts:

Delta Air Lines

Investor Relations

404-715-2170

Corporate Communications

404-715-2554
media@delta.com

LATAM Airlines Group S.A.

Media:

North America:

Sard Verbinnen & Co
Jared Levy/Robin Weinberg/Devin Broda
(212) 687-8080
LATAM-SVC@sardverb.com

Latin America:

Ximena Ossa L.
Head of External Communications/Corporate Affairs VP
+56 2 2565 3878
ximena.ossa@latam.com
comunicaciones.externas@latam.com

David Harry
Corporate Communications Manager
+56 2 2 565 3858
David.harry@latam.com
comunicaciones.externas@latam.com

Investors:

InvestorRelations@latam.com
Tel: (56-2) 2565-2525
www.latamairlinesgroup.net

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